UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

GENCO SHIPPING & TRADING LIMITED

(Name of Registrant as Specified in its Charter)

DIANA SHIPPING INC.

SEMIRAMIS PALIOU

SIMEON PALIOS

IOANNIS G. ZAFIRAKIS

MARIA DEDE

MARGARITA VENIOU

EVANGELOS SFAKIOTAKIS

MARIA-CHRISTINA TSEMANI

ANASTASIOS MARGARONIS

KYRIACOS RIRIS

APOSTOLOS KONTOYANNIS

ELEFTHERIOS PAPATRIFON

SIMON FRANK PETER MORECROFT

JANE SIH HO CHAO

JENS ISMAR

GUSTAVE BRUN-LIE

QUENTIN SOANES

PAUL CORNELL

CHAO SIH HING FRANCOIS

VICKTORIA POZIOPOULOU

STAR BULK CARRIER CORP.

PETROS PAPPAS

HAMISH NORTON

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on the table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Corporate Contact:
Margarita Veniou
Chief Corporate Development, Governance &
Communications Officer and Board Secretary
Telephone: + 30-210-9470-100
Email: mveniou@dianashippinginc.com
Website: www.dianashippinginc.com
X: @Dianaship

Investor Relations Contact:
Nicolas Bornozis / Daniela Guerrero
Capital Link, Inc.
230 Park Avenue, Suite 1540
New York, N.Y. 10169
Tel.: (212) 661-7566
Email: diana@capitallink.com

Bruce Goldfarb / Chuck Garske / Lisa Patel
Okapi Partners
(212) 297-0720
info@okapipartners.com

Media Contact:
Mark Semer / Grace Cartwright
Gasthalter & Co.
Tel: (212) 257-4170
DianaShipping@gasthalter.com

DIANA SHIPPING INC. FILES DEFINITIVE PROXY STATEMENT AND SENDS LETTER TO GENCO SHIPPING & TRADING SHAREHOLDERS

Details Six-Month Campaign of Entrenchment and Diversion by a Board That Has Completely Refused to Engage on a Fully Financed, All-Cash Offer at a 31% Premium

Details Extensive Record of Governance Failures, Misaligned Incentives and Unchecked Executive Pay

Urges Genco Shareholders to Vote the GOLD Universal Proxy Card “FOR” Diana’s Six Independent Director Nominees at the 2026 Annual Meeting

Athens, Greece – May 7, 2026 – Diana Shipping Inc. (NYSE: DSX) (“Diana” or “the Company”), a global shipping company specializing in the ownership and bareboat charter-in of dry bulk vessels that owns approximately 14.7% of the outstanding shares of common stock of Genco Shipping & Trading Limited (NYSE: GNK) (“Genco”), today announced that it has filed a definitive proxy statement in connection with its nomination of six highly qualified, independent director candidates — Gustave Brun-Lie, Paul Cornell, Chao Sih Hing Francois, Jens Ismar, Viktoria Poziopoulou, and Quentin Soanes — for election to Genco’s Board of Directors (the “Genco Board”) at Genco’s 2026 Annual Meeting of Shareholders on June 18, 2026.

In connection with the definitive proxy filing, Diana has also sent an open letter to Genco shareholders detailing the Genco Board’s six-month refusal to engage on Diana’s fully financed, all-cash proposal to acquire Genco at $23.50 per share — a 31% premium to Genco’s undisturbed share price. The letter exposes an extensive record of entrenchment and governance failures that reflects a Board and management consumed with protecting its own roles and compensation at shareholders’ expense.

Diana urges all Genco shareholders to vote the GOLD universal proxy card “FOR” each of Diana’s six independent nominees as soon as possible. Shareholders who have already voted the WHITE proxy card can change their vote at any time by signing, dating and returning the enclosed GOLD universal proxy card — only the latest-dated proxy will count.

Genco shareholders who have questions or need assistance voting their shares should contact Diana’s proxy solicitor, Okapi Partners LLC, toll-free at (212) 297-0720 or by email at info@okapipartners.com.

The full text of Diana’s letter to shareholders is below.

May 7, 2026

Dear Fellow Genco Shareholder:

As the largest shareholder of Genco Shipping & Trading Limited (“Genco”) with a 14.7% equity ownership stake, Diana Shipping Inc. (“Diana”) today filed a definitive proxy statement and we are writing to ask for your support in electing our six independent director nominees to the Genco Board of Directors (the “Genco Board”) — Gustave Brun-Lie, Paul Cornell, Chao Sih Hing Francois, Jens Ismar, Viktoria Poziopoulou and Quentin Soanes — at Genco’s 2026 Annual Meeting of Shareholders on June 18, 2026.

We have taken this important step because since November 2025, we have made two fully financed, all-cash proposals to acquire Genco, initially at $20.60 per share and currently at $23.50 per share. The Genco Board has refused to engage with us in any way.

Diana has made a compelling, certain and fully actionable proposal

We believe our $23.50 per share proposal offers compelling value to Genco shareholders. It represents a 31% premium to Genco’s undisturbed closing price on November 21, 2025, and approximately 1.0x NAV based on the fleet values Genco reported in its fourth quarter 2025 presentation. Genco’s shares have historically traded at an average 30% discount to NAV since 2020.

We have taken a series of important steps to demonstrate our commitment to pursuing a transaction with Genco, including:

•	Making numerous approaches to Genco seeking to engage in discussions regarding our proposal;

•	Obtaining fully committed financing of $1.433 billion from six leading global banks so our proposal would be subject to no financing condition;

•	Entering into a binding purchase and sale agreement with Star Bulk Carriers Corp. (“Star Bulk”) for Star Bulk to acquire 16 of Genco’s vessels to support our acquisition proposal;

•	Launching a fully financed cash tender offer directly to Genco shareholders at $23.50 per share, which, together with all the other steps we have taken, should eliminate any uncertainty as to the immediate actionability of our offer;

•	Delivering to Genco a merger agreement in a form that we believe can be finalized in a matter of days with minimal changes if the Genco Board would be willing to engage with us; and

•	Nominating six highly qualified, independent candidates to Genco’s board, who are committed to maximizing the value of shareholders’ investment in Genco, whether through a transaction with Diana or other means.

What steps has Genco’s Board and management team taken in response to our proposals? In short, a campaign of entrenchment and diversion for the purpose of retaining their roles and outsized compensation.

For six months, the Genco Board has:

•	Rebuffed all invitations to meet with us to discuss our proposals;

•	Raised misleading objections to our proposals, seeking to depict our highly certain, fully financed $23.50 cash offer as illusory;

•	Adopted a poison pill denying opportunities for shareholders to sell their shares at a premium valuation;

•	Adopted a new severance plan – falsely called a “retention plan” – principally benefitting executives who already have generous severance packages, while inaccurately and laughably claiming that the plan confers no new benefits;

•	Delayed scheduling its annual meeting – thereby disenfranchising shareholders for whom the annual meeting represents a critical tool to express support for Diana’s offer;

•	Not disclosed the members or legal counsel of the Special Committee it claims to have formed to evaluate Diana’s proposal and consider strategic alternatives, raising questions of independence and focus; and

•	Hired two sets of investment banks and law firms whose fees will come out of Genco shareholders’ pockets (and there may potentially be more advisers and fees related to the Special Committee). Genco recently revealed for the first time that they will spend approximately $11 million of your money to fend off our fully financed, premium offer.

These are not the actions of a Board committed to shareholders’ best interests.

Our nominees are independent of Diana, and bring deep and complementary experience across drybulk shipping, finance, mergers and acquisitions, and corporate governance. Simply put, they will be excellent stewards of Genco and will consider all possible avenues for maximizing the value of your investment — something the current Board has consistently refused to do.

The Genco Board Has Presided Over a Series of Governance Failures

In addition to the pattern of entrenchment reflected in the actions taken by the Genco Board in response to Diana’s proposal, consider the following:

•	Comp Committee Chair is Not Independent. Basil Mavroleon has served on the Genco Board since 2005 and chairs the Compensation Committee as a so-called “independent” director. In fact, Mavroleon has longstanding financial and personal ties to Genco’s CEO and Chairman of the Board John Wobensmith, through the merchant bank where Wobensmith previously worked. Under the leadership of his friend Mavroleon, the Compensation Committee has lavished extraordinary compensation on Wobensmith dating back to Genco’s 2014 bankruptcy and before. It should also be mentioned that Mavroleon has served an extraordinarily long tenure as a director.

•	Performance Declines/Compensation Increases. Genco’s performance has steadily declined, but this has not prevented Wobensmith and other top executives from receiving significantly outsized pay packages. For instance:

-	Despite a net loss and five consecutive years of declining EBITDA, Wobensmith’s pay in 2025 was the highest in Genco’s five-year Pay Versus Performance table — and the Genco Board quietly changed the bonus metric to make that possible. When management missed its own performance targets, the board and the compensation committee, including Mavroleon and lead director Haines, moved the goalposts rather than hold executives accountable. Adjusted EBITDA — Genco’s self-identified most important financial measure — collapsed 66% from $252.9 million in 2021 to $151.2 million in 2024 and $85.9 million in 2025. Genco reported a net loss of $4.4 million in 2025. Despite this, Wobensmith’s “compensation actually paid” rose to $5,945,310, the highest figure in Genco’s five-year Pay Versus Performance table, after the compensation committee replaced Free Cash Flow with Adjusted EBITDA as the primary bonus metric, enabling a 100% short-term incentive payout.

-	The Board’s response to underperformance did not stop there: in 2023, it awarded performance-based vesting RSUs (PRSUs) to Wobensmith and other executives tied to a 7.0% return on invested capital (ROIC) target. Management missed it, achieving only 6.2% ROIC. Rather than maintain or raise the bar, the board lowered it — awarding 2025 PRSUs with a target range of just 4.0%–5.0% ROIC, down from 7.0%. The pattern of self-enrichment is not new: in 2014, the year Genco filed for Chapter 11, Wobensmith received more than $17.5 million in compensation. Since 2021, he has sold approximately $11.5 million in Genco stock.

-	Despite declining EBITDA, Genco is now asking you to approve a 35% increase in its executive incentive plan pool — and give a disproportionate share of that to Wobensmith. A vote to expand this pool is effectively a vote to deliver yet another outsize payday to Wobensmith even as the company’s performance has deteriorated under his leadership. According to Genco’s proxy statement, Wobensmith has received 69% of all options, 40% of all RSUs and 53% of all PRSUs granted under Genco’s 2015 Incentive Plan.

-	An “Employee Retention Plan” was approved 28 days after our proxy contest began — and it is effectively a single trigger severance arrangement for Wobensmith. On February 13, 2026, the Genco Board approved this plan, providing for $11.26 million in cash severance and $16.70 million (together, approximately $0.64 per share) in accelerated equity to the four named executive officers (assuming a termination date of May 5, 2026, and a stock price of $25.21) and providing an undisclosed additional amount of shareholder money to other employees. This is not a retention plan — it pays out only if control changes, specifically if 50% of the board is replaced, rather than the customary majority threshold, or if someone buys the company. For Wobensmith, the plan is essentially a single trigger severance arrangement. Moreover, Genco has refused to disclose the plan’s full cost — only disclosing amounts attributable to the four named executive officers.

•	Poison Pill is Shareholder Damaging. Genco is now seeking ratification of the poison pill it unilaterally adopted and approval of a three-year extension. Shareholders should understand what they are being asked to approve. The pill’s “qualifying offer” provision — which in theory should allow shareholders to act on a legitimate acquisition offer independent of the board — is illusory. It imposes twelve separate conditions that must all be satisfied, and even a fully financed all-cash offer – such as Genco’s - could fail to qualify merely because an investment bank retained by the Genco Board deems it inadequate, or because Genco’s stock traded above the offer price for even a single day. The pill is also extraordinarily expansive in scope, using “daisy chain” ownership concepts that Delaware courts have labeled “extreme”: if Shareholder A is deemed to be acting in concert with Shareholder B, and Shareholder B is separately deemed to be acting in concert with Shareholder C, the pill aggregates the ownership of all three — regardless of whether A and C have ever communicated. In any event, the Genco Board doesn’t really consider your view important. The Genco Board expressly retains full authority to unilaterally amend or extend the pill regardless of the outcome of the vote.

•	Proxy Put Could Cause a Default. Genco’s credit agreement includes a “proxy put” provision under which a change of control — resulting in an event of default under the credit agreement — may occur if a majority of the board is replaced by directors not approved by incumbent members. Under the express terms of the agreement, any such consequences can be avoided entirely if the incumbent board approves the incoming directors. The Genco Board has the ability to neutralize this risk simply by approving our nominees upon their election — as any board acting in good faith should do. But this Board refuses to do so – and the cost will be borne by shareholders.

•	Misaligned Interests. Importantly, these decisions are being made by a Board whose interests are completely misaligned with those of shareholders. Three Genco directors, including, incredibly, its Lead Independent Director Kathleen Haines, each beneficially own zero shares of Genco common stock. Basil Mavroleon, head of the Compensation Committee that has so richly rewarded management, beneficially owns 739 shares after a more than two-decade involvement with Genco. Indeed, those 739 shares represent the entire beneficial ownership of the members of the Compensation Committee.

TAKE BACK CONTROL OF YOUR INVESTMENT – VOTE GOLD TODAY

The Genco Board has had six months and every opportunity to act in your interest. Instead, it has taken a series of actions to entrench itself and reward management at the expense of shareholder interests. It has taken no action to pursue an opportunity to maximize the value of your investment.

Diana’s six nominees bring deep and independent experience across drybulk shipping, finance, M&A and corporate governance. None are affiliated with Diana. Each shares a single purpose: ensuring the Genco Board fulfills its fiduciary obligation to evaluate all value-maximizing alternatives on the merits, including Diana’s $23.50 per share all-cash offer, our tender offer, and any other strategic alternative that may emerge.

We urge you to vote the GOLD universal proxy card FOR each of our six independent nominees — Gustave Brun-Lie, Paul Cornell, Chao Sih Hing Francois, Jens Ismar, Viktoria Poziopoulou and Quentin Soanes — and WITHHOLD on Genco’s nominees. We also urge you to tender your shares pursuant to Diana’s tender offer at $23.50 per share in cash. The proxy vote and the tender offer are independent of each other — you can and should do both.

If you have already voted the WHITE card, you can change your vote by signing, dating and returning the enclosed GOLD universal proxy card. Only your latest-dated proxy will count. Please vote the GOLD Card as soon as possible.

For assistance voting, contact our proxy solicitor, Okapi Partners LLC, toll-free at (212) 297-0720 or by email at info@okapipartners.com.

A board that has spent six months protecting itself instead of acting for you has told you everything you need to know. The rest is up to you.

Sincerely,

Semiramis Paliou

Chief Executive Officer and Director

Diana Shipping Inc. (NYSE: DSX)

About Diana Shipping Inc.

Diana Shipping Inc. (“Diana”) (NYSE: DSX) is a global provider of shipping transportation services through its ownership and bareboat charter-in of dry bulk vessels. Diana’s vessels are employed primarily on short to medium-term time charters and transport a range of dry bulk cargoes, including such commodities as iron ore, coal, grain and other materials along worldwide shipping routes.

About Star Bulk Carriers Corp.

Star Bulk Carriers Corp. (“Star Bulk”) is a global shipping company providing worldwide seaborne transportation solutions in the dry bulk sector. Star Bulk’s vessels transport major bulks, which include iron ore, minerals and grain, and minor bulks, which include bauxite, fertilizers and steel products. Star Bulk was incorporated in the Marshall Islands on December 13, 2006 and maintains executive offices in Athens, New York, Stamford and Singapore.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this communication and other statements made by Diana or Star Bulk, as applicable, may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include, but are not limited to, statements regarding the intent, beliefs, expectations, objectives, goals, future events, performance or strategies and other statements of Diana, Star Bulk or their respective management teams, which are other than statements of historical facts.

Diana and Star Bulk desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. These forward-looking statements relate to, among other things, Diana’s proposal to acquire Genco and the anticipated benefits of such a transaction, and Diana’s ability to finance such transaction. Forward looking statements can be identified by words such as “believe,” “will,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements.

The forward-looking statements in this press release and in other statements made by Diana or Star Bulk, as applicable, are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in Diana’s or Star Bulk’s records, Genco’s public filings and disclosures and data available from third parties. Although Diana or Star Bulk, as applicable, believes that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond their control, Diana or Star Bulk, as applicable, cannot assure you that it will achieve or accomplish these expectations, beliefs or projections.

The forward-looking statements in this communication are based on current expectations, assumptions, and estimates, and are subject to numerous risks and uncertainties. These include, without limitation, risks relating to: (i) the possibility that the proposed transaction may not proceed; (ii) the ability to obtain regulatory or shareholder approvals, if required; (iii) the risk that Genco’s Board of Directors or management may continue to oppose the proposal or not respond to further attempted engagement by Diana; (iv) failure to realize anticipated benefits of the transaction; (v) changes in the financial or operating performance of Diana, Star Bulk or Genco; (vi) the possibility that shareholders of Genco will not elect to tender their shares of common stock of Genco in connection with the Offer (as defined below) or that the conditions to consummation of the Offer are not satisfied; and (vii) general economic, market, and industry conditions. These and other risks are described in documents filed by Diana with, or furnished by Diana to, the U.S. Securities and Exchange Commission (“SEC”), including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC, and are described in documents filed by Star Bulk with, or furnished by Star Bulk to, the SEC, including its Annual Report on Form 20-F for the fiscal year ended December 31, 2025, and its other subsequent documents filed with, or furnished to, the SEC. Neither Diana nor Star Bulk undertake any obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Important Additional Information and Where to Find It

Diana and certain other Participants (as defined below) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the SEC to be used to solicit proxies for, among other matters, the election of Diana’s director nominees to the board of directors of Genco at Genco’s 2026 Annual Meeting, the passage of Diana’s proposal to repeal, at Genco’s 2026 Annual Meeting, by-laws of Genco not publicly disclosed by Genco on or prior to August 28, 2025 and a proposal that the board of directors of Genco conduct a process to explore strategic alternatives (such definitive proxy statement and the accompanying universal GOLD proxy card are available here).

Shareholders of Genco are strongly advised to read the Participants’ proxy statement and other proxy materials, including the accompanying GOLD proxy card, as they become available because they will contain important information. The Participants’ definitive proxy statement, and other proxy materials when filed, are available at no charge on the SEC’s website at www.sec.gov.

The definitive proxy statement and other relevant documents filed by Genco with the SEC are also available, without charge, by directing a request to Diana’s proxy solicitor, Okapi Partners LLC, at its toll-free number (855) 305-0857 or via email at info@okapipartners.com.

Certain Information Regarding Participants in the Solicitation

The participants in the proxy solicitation (the “Participants”) are Diana; Semiramis Paliou, Director and Chief Executive Officer of Diana; Simeon Palios, Director and Chairman of Diana; Ioannis G. Zafirakis, Director and President of Diana; Maria Dede, co-Chief Financial Officer and Treasurer of Diana; Margarita Veniou, Chief Corporate Development, Governance & Communications Officer and Secretary of Diana; Evangelos Sfakiotakis, Chief Technical Investment Officer of Diana; Maria-Christina Tsemani, Chief People and Culture Officer of Diana; Anastasios Margaronis, Director of Diana; Kyriacos Riris, Director of Diana; Apostolos Kontoyannis, Director of Diana; Eleftherios Papatrifon, Director of Diana; Simon Frank Peter Morecroft, Director of Diana; and Jane Sih Ho Chao, Director of Diana; Diana’s nominees, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, and Vicky Poziopoulou; Star Bulk Carriers Corp. (“Star Bulk”); Petros Pappas, Director and Chief Executive Officer of Star Bulk; and Hamish Norton, President of Star Bulk.

As of the date hereof, Diana is the beneficial owner of 6,413,151, representing approximately 14.7% of the outstanding shares of common stock of Genco. As of the date hereof, none of Semiramis Paliou, Simeon Palios, Ioannis G. Zafirakis, Maria Dede, Margarita Veniou, Evangelos Sfakiotakis, Maria-Christina Tsemani, Anastasios Margaronis, Kyriacos Riris, Apostolos Kontoyannis, Eleftherios Papatrifon, Simon Frank Peter Morecroft, Jane Sih Ho Chao, Jens Ismar, Gustave Brun-Lie, Quentin Soanes, Paul Cornell, Chao Sih Hing Francois, Vicky Poziopoulou, Star Bulk, Petros Pappas, or Hamish Norton beneficially owns any Genco common stock. On March 6, 2026, Diana submitted a revised proposal to acquire all of the outstanding shares of Genco common stock it did not own for $23.50 per share in cash.

Information Regarding the Offer

On May 4, 2026, Diana commenced a tender offer (the “Offer”), through its wholly-owned subsidiary 4 Dragon Merger Sub Inc., to purchase all outstanding shares of Genco common stock at $23.50 per share in cash. The Offer is scheduled to expire at 5:00 p.m., New York City time, on June 2, 2026, unless extended.

The Offer is conditioned upon, among other things: (i) Genco entering into a definitive merger agreement with Diana substantially in the form of the merger agreement included with the Offer documents; (ii) Genco shareholders validly tendering a majority of Genco’s outstanding shares on a fully diluted basis; (iii) the termination or inapplicability of Genco’s shareholder rights plan; (iv) the Genco Board’s approval of the transaction under certain affiliate transaction provisions in Genco’s charter and (v) other customary conditions. Satisfaction of the merger agreement condition, the shareholder rights plan condition and the affiliate transaction condition is solely within the control of Genco and the members of the Genco Board.

If the Offer is successfully completed, Diana intends to consummate a second-step merger as promptly as practicable, in which any remaining Genco shareholders who did not tender their shares in the Offer would receive the same $23.50 per share in cash that was paid in the Offer. As a result, if the Offer is completed and the second-step merger is consummated, all Genco shareholders — whether or not they tender their shares — would receive $23.50 per share in cash. Importantly, shareholders who tender in the Offer may receive their cash sooner than those whose shares are acquired in the second-step merger.

The Offer to Purchase and related Letter of Transmittal are being mailed to Genco shareholders and will be filed with the U.S. Securities and Exchange Commission. Copies of these materials will be available at no charge on the SEC’s website at www.sec.gov.

Questions and requests for assistance regarding the Offer may be directed to Okapi Partners LLC, the information agent for the Offer, toll-free at (855) 305-0857 or by email at info@okapipartners.com.